Exhibit 99.1

Raptor Pharmaceuticals Closes $10 Million Private Placement

Novato, California, June 30, 2008 – Raptor Pharmaceuticals Corp. (OTC Bulletin Board: RPTP), today announced that it raised U.S.$10 million through a private placement of 20 million units constituting an aggregate of 20 million shares of the Company’s common stock and two-year warrants to purchase 10 million shares of common stock. After deducting placement agent fees, the Company raised $9.3 million in net proceeds from the private placement. The Company intends to use the net proceeds to fund programs for its drug product candidates and execute its corporate strategy.

Each unit was priced at $0.50 and consisted of one share of the Company’s common stock and one warrant to purchase one-half share of common stock. Warrants are exercisable for two years from the date of issuance at $0.75 per share during the first year and $0.90 per share during the second year. The units have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

Zurich-based Limetree Capital acted as the lead placement agent for the transaction.

Christopher M. Starr, Ph.D., Raptor’s co-founder, director and Chief Executive Officer, stated, “We are pleased to have closed this private placement, especially given the challenging financing environment for development-stage biotech companies. We are excited about using the proceeds from this transaction for the advancement of our clinical programs, which we acquired within the past ten months and our internally developed preclinical programs. In the next six to nine months, we expect to have three clinical trials in progress including two trials addressing orphan indications.”

Kim R. Tsuchimoto, Raptor’s Chief Financial Officer, stated, “This funding is critical for the execution of our drug development programs. We are grateful to our existing and new investors who support our passionate efforts in bringing safer and more effective therapeutics to market.”

About Raptor Pharmaceuticals Corp.

Raptor Pharmaceuticals Corp. (“Raptor”) consists of a preclinical division and a clinical division, which together form a continuous set of specialized competencies to develop Raptor’s pipeline of drug product candidates from early stage to clinical stage through to commercialization. Raptor’s preclinical division bioengineers novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein (“RAP”) and related proteins, while Raptor’s clinical division advances clinical-stage product candidates towards marketing approval and commercialization. Raptor’s initial clinical programs include the treatment of aldehyde dehydrogenase (“ALDH2”) deficiency, nephropathic cystinosis and non-alcoholic steatohepatitis (“NASH”).

Raptor preclinical programs target cancer, neurodegenerative disorders and infectious diseases. HepTide™ is designed to utilize engineered RAP-based peptides conjugated to drugs to target delivery to the liver to potentially treat primary liver cancer and hepatitis. NeuroTrans™ represents engineered RAP peptides created to target receptors in the brain and are currently undergoing preclinical evaluation at Stanford University for their ability to enhance the transport of therapeutics across the blood-brain barrier.

Raptor’s clinical division executes the clinical development of: 1) Raptor’s internally developed product candidates; 2) new chemical entities in-licensed for mid-to-late stage clinical development; 3) currently approved drugs with potential in additional indications; and 4) treatments that may be repurposed or reformulated for greater efficacy or convenience for their currently approved indications.

Raptor currently has eight patent applications under review in the U.S. and abroad, as well as four provisional patent applications in the U.S. In addition, Raptor has licensed two provisional patent applications from Washington University and one patent application and one provisional patent application from UC San Diego.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statements: the Company’s ability to advance its preclinical and clinical programs and be in three clinical trials in the next six to nine months including two trials addressing orphan indications; the Company’s ability to execute its drug development programs; the Company’s ability to bring safer and more effective therapeutics to market; and the Company’s ability to develop, obtain regulatory approval and commercialize its clinical and preclinical drug product candidate programs. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause our actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent our forward looking statements from fruition include that we may be unsuccessful in developing any products or acquiring products; that our technology may not be validated as we progress further and our methods may not be accepted by the scientific community; that we are unable to retain or attract key employees whose knowledge is essential to the development of our products; that unforeseen scientific difficulties develop with our process; that our patents are not sufficient to protect essential aspects of our technology; that competitors may invent better technology; that our products may not work as well as hoped or worse, that our products may harm recipients; and that we may not be able to raise sufficient funds for development or working capital when we require it. As well, our products may never develop into useful products and even if they do, they may not be approved for sale to the public. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in our filings from time to time with the Securities and Exchange Commission (the “SEC”), which we strongly urge you to read and consider, including our Registration Statement on Form SB-2, as amended, that was declared effective on July 10, 2006; our annual report on Form 10-KSB filed with the SEC on November 14, 2007; and our Form 10-QSB filed with the SEC on April 15, 2008, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in our reports filed with the SEC. We expressly disclaim any intent or obligation to update any forward-looking statements.

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For more information, please contact:

The Ruth Group

Sara Ephraim (investors)	Janine McCargo (media)
(646) 536-7002	(646) 536-7033
sephraim@theruthgroup.com	jmccargo@theruthgroup.com